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Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



April 23, 2002



Dear Sir:

We have read the first four paragraphs of Item 4 included in the Form 8-K dated April 22, 2002 of Neuberger Berman Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.


Very truly yours,


/s/ Arthur Andersen LLP
-------------------------
Arthur Andersen LLP


cc: Mr. Matthew S. Stadler, CFO